EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form S-8 of CDT Environmental Technology Investment Holdings Limited and Subsidiaries (the “Company”) of our report dated November 20, 2023 with respect to our audits of the consolidated financial statements of the Company as of December 31 2022 and 2021, and for each of the years in the two-year period ended December 31, 2022, which appear in the Company’s prospectus filed pursuant to Rule 424(b) on April 18, 2024, relating to the Registration Statement on Form F-1 (No. 333-252127) filed on January 15, 2021, as amended (the “Registration Statement”), including in its Annual Report on Form 20-F of the Company for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission on May 15, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York
February 14, 2025